CDT ANNOUNCES THIRD QUARTER 2003 RESULTS

Pittsburgh, PA, May 28, 2003 - Cable Design Technologies (NYSE:CDT) today announced net income for its fiscal third quarter ended April 30, 2003 of $2.0 million, or $0.05 per diluted share.

Total sales for the third quarter 2003 were $122.1 million versus $129.8 million last year. Favorable foreign currency translation effects had an approximately $7.0 million positive impact on sales as compared to the same period last year.

Cost of goods sold for the third quarter 2003 included charges of $0.7 million primarily relating to exiting leased warehouse space and increasing reserves against inventory to reflect on-going weakness in the telecommunications market.

Selling, general and administrative expenses were $23.2 million during the quarter as compared to $23.6 million last year. SG&A for the third quarter of this year included charges of $0.9 million relating to severance payments and a loss to adjust certain real estate held for sale to fair market value. In addition, the effect of foreign currency translation had a $1.3 million negative impact on the current quarter SG&A as compared to the same period last year.

The previously mentioned cost of goods sold and SG&A charges totaling $1.6 million during the quarter had an after tax impact of $0.02 per diluted share.

Network Communication segment sales for the third quarter 2003 were $70.5 million and represented 57.7% of total company revenues and compares to $77.9 million for last year’s third quarter. Gigabit network cable represented 90% of Category 5 and above network cable sales.

Specialty Electronic segment sales for the third quarter 2003 were $51.6 million compared to $51.9 million for the same period last year.

During the third fiscal quarter 2003, the Company reduced debt by approximately $4 million on a cash basis. Capital expenditures and depreciation and amortization expense were approximately $1.4 million and $4.9 million, respectively, for the quarter.

Fred Kuznik, CEO of CDT stated, “The ongoing weaknesses in the global economy continue to require us to streamline our businesses. These actions, combined with our focus on improving our processes through centralization will pay off with improved financial performance. We continue to reduce operating expenses, generate positive cash flows, and pay down debt which we believe positions us to take advantage of any economic upturn.”

About CDT

Cable Design Technologies (www.cdtc.com) is a leading designer and manufacturer of high bandwidth network connectivity products used in computer interconnect, switching and wireless applications and electronic data and signal transmission products that are used in automation and process control and specialty applications.

Safe Harbor Provision

Certain statements in this press release are forward-looking statements that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These statements include future financial results and performance, capital expenditures, length of market downturn and timing of any turnaround. These forward looking statements are subject to various uncertainties and other factors, which could cause the actual results to differ materially from those currently expected, including the level of market demand for the Company’s products, competitive pressures, economic conditions in the U.S. and other countries where the Company operates, working capital needs, information technology spending, the ability to achieve reductions in costs, the ability to continue to integrate acquisitions, price fluctuations of raw materials and the potential unavailability thereof, foreign currency fluctuations, technological obsolescence, environmental matters, industry competition and other specific factors discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2002 and other Securities and Exchange Commission filings by the Company. The Company does not intend to update this information to reflect developments or information obtained after the date hereof and disclaims any legal obligation to the contrary.

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CABLE DESIGN TECHNOLOGIES CORPORATION & SUBSIDIARIES Condensed Consolidated Statements of Operations - Unaudited (Dollars In thousands)

	Three Months Ended April 30,		Nine Months Ended April 30,

	2003	2002	2003	2002
NET SALES	$ 122,127	$ 129,777	$ 355,192	$ 373,615
Cost of sales	93,558	94,639	273,060	277,215

GROSS PROFIT	28,569	35,138	82,132	96,400
Selling, general and administrative expenses	23,237	23,557	68,443	74,971
Amortization of goodwill	-	510	-	1,535
Research & development expenses	1,026	1,249	2,879	3,709
Business restructuring (income) expense, net	(71)	369	8,457	5,224

INCOME FROM OPERATIONS	4,377	9,453	2,353	10,961
Interest expense, net	1,219	1,856	4,310	4,979
Other (income) expense, net	(352)	674	(103)	416

Income (loss) before income taxes and minority interest	3,510	6,923	(1,854)	5,566
Income tax provision (benefit)	1,187	2,805	(996)	2,374
Minority interest expense, net	267	263	495	257

Net income (loss) from continuing operations	2,056	3,855	(1,353)	2,935

Income (loss) from discontinued operations, net of tax	-	2	(636)	(1,542)
Loss on sale of business, net of tax	(47)	-	(32,055)	-

Net (loss) income from discontinued operations	(47)	2	(32,691)	(1,542)

NET INCOME (LOSS)	$ 2,009	$ 3,857	$(34,044)	$ 1,393

NET INCOME (LOSS) PER COMMON SHARE: Basic and Diluted
Continuing operations	$ 0.05	$ 0.09	$ (0.03)	$ 0.07
Discontinued operations	0.00	0.00	(0.73)	(0.04)

	$ 0.05	$ 0.09	$ (0.76)	$ 0.03

Weighted average common shares outstanding	44,569,872	44,361,841	44,532,838	44,178,362
Weighted average common shares outstanding and common stock equivalents	44,630,160	44,681,611	44,532,838	44,669,326

CABLE DESIGN TECHNOLOGIES CORPORATION & SUBSIDIARIES Condensed Consolidated Balance Sheets - Unaudited (In thousands)

	April 30, 2003	July 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$ 10,977	$ 16,754
Accounts receivable, net	76,692	83,619
Inventories	116,368	114,181
Other current assets	33,752	28,108
Assets held for sale	5,822	—
Current assets of discontinued operations	—	29,739

Total current assets	243,611	272,401

Property, plant and equipment, net	209,181	212,976
Goodwill, net	66,169	62,988
Intangible assets, net	5,608	6,232
Other assets	4,323	4,439
Non-current assets of discontinued operations	—	26,751

Total assets	$ 528,892	$ 585,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term obligations	$ —	$ 550
Current maturities of long-term debt	2,357	2,442
Other current liabilities	69,429	64,212
Current liabilities of discontinued operations	—	5,491

Total current liabilities	71,786	72,695
Long-term debt, excluding current maturities	81,403	108,908
Other non-current liabilities	33,088	42,717

Total liabilities	186,277	224,320
Minority interest in subsidiaries	5,575	4,567
Stockholders’ Equity:
Common stock	484	481
Paid in capital	202,281	200,714
Deferred compensation	(828)	—
Retained earnings	176,008	210,052
Treasury stock	(45,188)	(45,188)
Accumulated other comprehensive income (loss)	4,283	(9,159)

Total stockholders’ equity	337,040	356,900

Total liabilities and stockholders’ equity	$ 528,892	$ 585,787